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News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Laura Nelson, +1 203 563 2929

Nielsen to Appoint Jonathan Miller to Board of Directors

Forming Finance Committee of the Board

Enters into Information Sharing and Cooperation Agreements with Elliott Management

NEW YORK, NY – April 30, 2020 — Nielsen (NYSE: NLSN) (the “Company”) announced today that it plans to appoint digital media veteran Jonathan Miller to the Company's Board of Directors following the Company’s Annual General Meeting of Shareholders scheduled for May 12, 2020. The Company expects the appointment to be effective in June. The Company’s Board will also form a Finance Committee whose responsibilities include overseeing the Company’s strategic, capital and financial plans, including the separation of the Company’s Global Connect business and the Company’s go-forward strategy.

In addition, to facilitate continuing engagement and collaboration with one of its largest shareholders, Nielsen entered into Information Sharing and Cooperation Agreements with Elliott Management Corporation ("Elliott"), owner of a 13% economic interest in Nielsen. The agreements will allow Elliott to access certain confidential information at Elliott’s request and to continue to engage with members of the Company’s senior management team and Board. The agreements also provide for the appointment of Mr. Miller, the formation of the Finance Committee, and customary standstill, voting and other provisions.  The Cooperation Agreement will be filed as an exhibit to the Company’s Current Report on Form 8-K.

A 30-year veteran of the digital media industry, Miller’s career has included senior roles at News Corporation, Viacom, AOL and NBA Entertainment. As Chief Digital Officer, Chairman and CEO of News Corporation’s Digital Media Group, Miller drove the company’s overall digital strategy including Fox Interactive Media and Hulu. During his tenure as Chairman and CEO of AOL, Miller led the company’s transformation, including the acquisition of Advertising.com. Currently, he serves as the CEO of Integrated Media Co. and a Senior Advisor at Advancit Capital focusing on investments in companies at the intersection of media, technology and entertainment. Miller is a recipient of the inaugural Vanguard Award from the International Emmy Association, the Hollywood Power Player of the Year from the Hollywood Reporter and the inaugural Pioneer Prize from the Producers Guild of America.

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"Jon brings deep experience as a leader of global media businesses and a driver of digital innovation and growth. We are confident he will add significant value to our Board of Directors. Jon marks the fourth new board member we have welcomed in the last six months as we prepare for the separation of Connect and ensure we have the right capabilities to execute on our strategic plans and increase value for our company and shareholders. We are also pleased to form a new Finance Committee. We have planned for this for some time, and with our expanded Board, we are now in a position to execute on this goal," said James Attwood, Chairman of the Board, Nielsen.

Chief Executive Officer David Kenny said, “Amidst a challenging environment around the world, we remain focused on executing our strategy to drive the next phase of growth over the long-term. Jon is a visionary leader and innovator, and I look forward to his contribution.” Kenny added, “In addition to our regular quarterly communication cadences, we plan to provide further detail on Nielsen’s strategies and opportunities during an investor day prior to the separation of Connect.”

"Nielsen plays a fundamentally important role in the global digital media and consumer packaged goods ecosystem. I believe the company is well-positioned to capture the many growth opportunities ahead in both Media and Connect as they continue to evolve. I look forward to joining the board during this pivotal time," said Miller.

“Elliott believes that Nielsen is significantly undervalued, and we have increased our economic stake in the Company to 13% given our conviction in the value opportunity. We have had collaborative engagement with Nielsen over the past two years, and today’s agreement allows us to further this engagement,” said Elliott Partner Jesse Cohn. “We believe that the addition of Jon and the formation of a Finance Committee to help oversee the separation of Global Connect and the development of a plan to drive increased growth and profitability for Nielsen’s Global Media business represent critical steps toward unlocking the value-creation potential that we believe exists at Nielsen.”

Finance Committee

The Finance Committee will be a standing committee and will meet regularly to oversee the Company’s strategic, capital and financial plans, among other matters. Under the scope, the Committee will oversee the separation of Global Connect. In addition, the Committee will oversee the strategic and operating plan for Global Media.

The Finance Committee will be chaired by Jim Attwood and will include Mr. Miller following his appointment to the Board, as well as three other independent directors. The Charter of the Finance Committee is an exhibit to the Cooperation Agreement to be filed with the Company’s Current Report on Form 8-K.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Nielsen is divided into two business units. Nielsen Global Media, the arbiter of truth for media markets, provides media and advertising industries with unbiased and reliable metrics that create a shared understanding of the industry required for markets to function. Nielsen Global Connect provides consumer packaged goods manufacturers and retailers with accurate, actionable information and insights and a complete picture of the complex and changing marketplace that companies need to innovate and grow.

Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what's happening now, what's happening next, and how to best act on this knowledge.

An S&P 500 company, Nielsen has operations in over 100 countries, covering more than 90% of the world's population. For more information, visit www.nielsen.com.